EXHIBIT 99.2

November 9, 2016 Q3 2016 Investor Presentation

Disclaimers

FORWARD-LOOKING STATEMENTS This presentation contains "forward-looking statements" within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Such statements give our projections or forecasts of future events and are based on our current expectations and assumptions regarding our business, the economy and other future conditions; they do not relate strictly to historical or current facts. Forward-looking statements can be identified by words such as "aims," "anticipates," "believes," "estimates," "expects," "forecasts," "intends," "likely," "may," "plans," "projects," "seeks," "targets," "will," "would," "could," "should," and similar expressions and references to guidance, although some forward-looking statements may be expressed differently. In particular, these include statements relating to future actions, business plans, objectives and prospects, future operating or financial performance, and specifically include the information under "Financial Performance Highlights," "Commercial Health Plan Business" and "the Essette Acquisition." Factors or events that could cause actual results to differ may emerge from time to time and it is not possible for us to predict all of them. Should known or unknown risks or uncertainties materialize, or should underlying assumptions prove inaccurate, actual results could differ materially from past results and those anticipated, estimated or projected. We caution you therefore against relying on any of these forward-looking statements. Factors that could cause or contribute to such differences, include, but are not limited to: changes in the U.S. healthcare environment or healthcare financing system; negative or reduced growth rate of spending on Medicaid/Medicare; our ability to retain customers or the loss of one or more major customers; the unexpected reduction in scope or termination of a significant contract; customer dissatisfaction or our non-compliance with contractual provisions or regulatory requirements; our failure to meet performance standards triggering significant costs or liabilities under our contracts; emergence of new competitors or competitors' introduction of new or superior products or services; intellectual property rights, confidential and proprietary information; the cancellation or delay of procurements or contract implementation due to protests or challenges to government awards; regulatory, budgetary or political actions that affect procurement practices; our ability to continue to secure contracts or favorable contract terms through the competitive bidding process; our ability to execute our business plans or growth strategy; variations in our results of operations; development and implementation of new product solutions or new process improvements; the risk that guidance may not be achieved; our ability to maintain effective information and technology systems and networks, and to protect them from damage, interruption or breach, including cyber-security breaches and other disruptions; our failure to comply with applicable laws and regulations governing the conduct of certain electronic health transactions and the confidentiality of individually identifiable health information or to protect such information from theft and misuse; the nature of investment and acquisition opportunities we are pursuing, and the successful execution of such investments and acquisitions; our ability to successfully integrate acquired businesses; the failure to realize the full value of goodwill or intangible assets from acquisitions; negative results of government or customer reviews, audits or investigations; state or federal limitations related to the outsourcing of certain government programs or functions; our reliance on subcontractors, vendors or other third party providers and sources to perform services; pending or threatened litigation; unfavorable outcomes in legal proceedings; restrictions on bidding or performing certain work due to perceived conflicts of interests; our ability to attract and retain qualified employees and key personnel and to manage leadership transitions effectively; our cash flows from operations, available cash and ability to generate sufficient cash to cover our interest and principal payments under our credit facility or to borrow or use credit; unanticipated changes in our effective tax rates; unanticipated increases in the number or amount of claims for which we are self-insured; the market price of our common stock and lack of dividend payments; risks related to internal control over financial reporting; anti- takeover provisions in our corporate governance documents; and other factors, risks and uncertainties described in our most recent Annual Report on Form 10-K and subsequent filings with the Securities and Exchange Commission. Any forward-looking statements are made as of the date of this presentation. Except as may be required by law, we disclaim any obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise.

NON-GAAP FINANCIAL INFORMATION. This presentation contains certain non-GAAP measures. These non-GAAP measures, as calculated by the Company, are not necessarily comparable to similarly titled measures reported by other companies. Additionally, these non-GAAP measures are not measurements of financial performance or liquidity under GAAP and should not be considered alternatives to the Company's other financial information determined under GAAP. See slide 9 for definitions and reconciliations of certain non-GAAP measures.

MARKET AND INDUSTRY DATA. This presentation contains market and industry data and forecasts that have been obtained from publicly available information, various industry publications, other published industry sources and our internal data and estimates. We have not independently verified the information and cannot make any representation as to the accuracy or completeness of such information. None of the reports and other materials of third party sources referred to in this presentation were prepared for use in, or in connection with, this presentation. Our internal data and estimates are based upon information obtained from our customers, our partners, trade and business organizations, publicly available information and other contacts in the markets in which we operate and our management's understanding of industry conditions. Estimates are difficult to develop and inherently uncertain and we cannot assure you that they are accurate. Our estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed above.

HMSY Q3 2016 Investor Presentation / November 9, 2016

Presentation Outline HMSY Q3 2016 Investor Presentation / November 9, 2016 Q3 Financial Results ▪ Financial Performance Highlights ▪ Quarterly Financial Information ▪ QuarterlyMarketand Product Revenue 1-3 Commercial Health Plan Business ▪ 2014-2016 Quarterly Revenue ▪ Q3’16 Sales 4-5 State Government Business ▪MedicaidEnrollment Growth 6 The EssetteAcquisition 7-8 Adjusted EPS Reconciliation to GAAP 9

Q3 Financial Results

Financial Performance Highlights

- Q3 GAAP EPS of $0.16 per diluted share and adjusted EPS of $0.24 per diluted share[1] included a cumulative tax benefit in connection with certain tax credits and deductions for prior years recognized in the quarter[2]
- Revenue of $124.6 million for Q3 was 5.2% higher year-over-year. Revenue for the first nine months of 2016 increased to $367.9 (+6.4%), compared to the same period in 2015
  - Commercial health plan revenue for Q3 increased 13.9% year-over-year and increased 17.9% for the first nine months of 2016, compared to the same period in 2015
  - State government revenue declined 2.9% year-over-year and declined 6.0% for the first nine months of 2016, compared to the same period in 2015[3]
- Payment Integrity revenue, excluding Medicare RAC, increased 9.3% year-over-year for Q3 and increased 7.6% for the first nine months of 2016, compared to the same period in 2015
- The annual effective tax rate is projected to decline by ~300 basis points to ~37.0%

[1]Adjusted EPS is a non-GAAP measure (see reconciliation on slide 9)

[2]Net income in the quarter included a tax benefit of approximately $1.1 million or $0.01 per diluted share in connection with 2016 year-to-date and $6.2 million or $0.07 per diluted share in connection with certain prior open years Research and Development ("R&D") credits and domestic manufacturing deductions recognized in the quarter

[3]Decline was due primarily to the non-recurring spillover benefit of several million dollars received in Q1'15 as a result of the 2014 Medicaid expansion pursuant to the Affordable Care Act

HMSY Q3 2016 Investor Presentation / November 9, 2016 / 1

Q3 Financial Results

Quarterly Financial Information

	Q3'15	Q4'15	Q1'16	Q2'16	Q3'16
Revenue	$ 118,444	$ 128,514	$ 119,763	$ 123,550	$ 124,604
Cost of services:					
Compensation	43,628	46,694	46,401	47,343	48,298
Data processing	10,023	10,409	9,624	9,104	9,541
Occupancy	4,188	3,765	3,627	3,631	3,388
Direct project costs	12,702	14,776	14,483	11,473	10,997
Other operating costs	6,551	8,453	5,776	6,407	8,465
Amortization of acquisition related software and intangible assets	7,041	7,012	7,013	7,013	6,390
Total cost of services	84,133	91,109	86,924	84,971	87,079
Selling, general & administrative expenses	21,295	22,582	22,930	22,227	24,875
Total operating expenses	105,428	113,691	109,854	107,198	111,954
Operating income	13,016	14,823	9,909	16,352	12,650
Interest expense	(1,948)	(1,970)	(2,091)	(2,100)	(2,121)
Interest income	11	15	47	60	105
Income before income taxes	11,079	12,868	7,865	14,312	10,634
Income taxes	4,217	4,143	3,305	5,746	(2,874)
Net income	$ 6,862	$ 8,725	$ 4,560	$ 8,566	$ 13,508
Net income per diluted share	$ 0.08	$ 0.10	$ 0.05	$ 0.10	$ 0.16
Weighted average common shares, diluted	87,792	87,110	84,479	84,528	84,853
Diluted adjusted EPS [1]	$ 0.15	$ 0.19	$ 0.14	$ 0.18	$ 0.24

[1] Diluted adjusted EPS is a non-GAAP measure (see reconciliation on slide 9)
(Unaudited, $ in thousands, except per share amounts)

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HMSY Q3 2016 Investor Presentation / November 9, 2016 / 3 Q3 Financial Results QuarterlyMarket and Product Revenue (Unaudited, $ in millions) Q3'14 Q4'14 Q1'15 Q2'15 Q3'15 Q4'15 Q1'16 Q2'16 Q3'16 Total Revenue by Market Act Act Act Act Act Act Act Act Act State Government 60.1$ 58.7$ 59.8$ 57.2$ 54.6$ 54.5$ 50.7$ 57.6$ 53.0$ Commercial Health Plan 44.6 45.0 43.2 49.3 52.0 58.5 56.0 55.2 59.2 Federal (without Medicare RAC) 5.2 4.3 4.5 4.4 4.9 4.1 4.1 4.4 4.3 Other 2.5 1.4 0.5 2.1 2.4 1.7 0.7 2.3 2.3 Total Revenue without Medicare RAC 112.4 109.4 108.0 113.0 113.9 118.8 111.5 119.5 118.8 Medicare RAC 1.4 2.8 2.3 3.9 4.5 9.7 8.3 4.1 5.8 Total HMS Revenue 113.8$ 112.2$ 110.3$ 116.9$ 118.4$ 128.5$ 119.8$ 123.6$ 124.6$ Q3'14 Q4'14 Q1'15 Q2'15 Q3'15 Q4'15 Q1'16 Q2'16 Q3'16 Total Revenue by Product Act Act Act Act Act Act Act Act Act COB 86.6$ 81.6$ 83.3$ 83.0$ 84.2$ 87.1$ 82.9$ 89.7$ 86.3$ PI (without Medicare RAC) 25.8 27.8 24.7 30.0 29.7 31.7 28.6 29.8 32.5 Total Revenue without Medicare RAC 112.4 109.4 108.0 113.0 113.9 118.8 111.5 119.5 118.8 Medicare RAC 1.4 2.8 2.3 3.9 4.5 9.7 8.3 4.1 5.8 Total HMS Revenue 113.8$ 112.2$ 110.3$ 116.9$ 118.4$ 128.5$ 119.8$ 123.6$ 124.6$

HMSY Q3 2016 Investor Presentation / November 9, 2016 / 4 Commercial Health Plan Business Commercial Health Plan Revenue 2014-2016 (Unaudited, $ in thousands) ▪ 17.9% YTD Revenue Growth Compared to the First Nine Months of 2015

HMSY Q3 2016 Investor Presentation / November 9, 2016 / 5 ▪ New commercial health plan customer sales covering approximately 0.6 million lives ▪ Additional products sold to current commercial health plan customers covering approximately 10.8 million lives 1 Commercial Health Plan Business Q3 Commercial Health Plan Sales 1 In some instances both COB and PI products were sold to the same customer life, but such sales are only counted once for purposes of this calculation 2 Percentage of additional products sold to current customers based on projected revenue Note: Data as of September 30, 2016 2 2 2 2

State Government Business New Medicaid Enrollment Through August 2016 1 CMS Medicaid & CHIP: August 2016 Monthly Applications, Eligibility Determinations and Enrollment Report, November 3, 2016. This analysis compares Medicaid enrollment of ~15.7 million lives reported through 8/31/16 to enrollment as of 10/1/13, which was the beginning of Marketplace open enrollment and the CMS baseline for measuring expansion ~14.2M of ~15.7M new CMS-reported 1 Medicaid lives are in HMS customer eligibility files 250,000 or more (20) 100,000 –249,000 (6) 30,000 –99,999 (10) 1 –29,999 (10+DC) No growth (3) No data reported (2) CA NV OR WA ID MT ND SD NE KS OK TX HI AK AZ UT WY CO NM MO IA MN WI MI AR LA MS AL GA FL SC TN NC KY IL IN OH PA NY WV VA ME MD DE NJ CT RI MA VT NH DC HMSY Q3 2016 Investor Presentation / November 9, 2016 / 6

The EssetteAcquisition ▪ A proven, scalable, and market leading web-based care management and care coordination platform ▪ An important first step in the HMS strategy to build a broad foundation of technology and service solutions to help customers better manage their members through the care continuum HMSY Q3 2016 Investor Presentation / November 9, 2016 / 7

Care Analytics and Risk Management Solutions Coordination of Benefits Solutions Payment Integrity Solutions A New Solution for Customers HMSY Q3 2016 Investor Presentation / November 9, 2016 / 8

Reconciliation of Net Income to GAAP EPS and Adjusted EPS

As summarized in the following table, diluted earnings per share adjusted for stock-based compensation expense, non-recurring legal expense, amortization of acquisition related software and intangible assets and related taxes (adjusted EPS) was $0.24 for the third quarter of 2016.

	Q3'15	Q4'15	Q1'16	Q2'16	Q3'16
Net income	$ 6,862	$ 8,725	$ 4,560	$ 8,566	$ 13,508
Stock-based compensation	3,140	4,089	4,240	4,405	2,102
Non-recurring legal fees[1]	-	-	1,248	315	-
Amortization of acquisition related software and intangible assets	7,041	7,013	7,013	7,013	7,015
Income tax related adjustments[2]	(3,711)	(3,350)	(5,253)	(4,704)	(2,644)
Sub-total	$ 13,332	$ 16,477	11,808	15,595	19,981
Weighted average common shares, diluted	87,792	87,110	84,479	84,528	84,853
Diluted GAAP EPS	$ 0.08	$ 0.10	$ 0.05	$ 0.10	$ 0.16
Diluted Adjusted EPS	$ 0.15	$ 0.19	$ 0.14	$ 0.18	$ 0.24

Note: The Company believes that the non-GAAP financial measure above provides useful information to the Company's management, investors and other interested parties about the Company's operating performance because it allows them to understand and compare the Company's operating results during the current periods to the prior year periods in a more consistent manner. The non-GAAP measure presented in this slide may not be comparable to similarly titled measures used by other companies.

	Q3'15	Q4'15
Legal fees related to disputes involving PCG	$ 943	$ 1,351
Income taxes on legal fees[2]	(343)	(451)
Sub-total	$ 600	$ 900
Diluted Adjusted EPS	$ 0.01	$ 0.01

[1] In periods prior to 2016, legal fees related to disputes involving PCG were not included in adjusted earnings because they were not considered non-recurring at the time

[2] Tax effect of adjustments is computed as the pre-tax effect of the adjustments multiplied by the annual effective tax rate for the three months

(Unaudited, $ in thousands, except per share data)

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